Exhibit 10.6

EXECUTION COPY

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (this “Agreement”) is made as of March 1, 2021 (the “Effective Date”), by and between Forian Inc., a Delaware corporation (the “Company”), and Edward Spaniel, Jr. (“Executive”).

The Company and Executive desire to enter into this Agreement to establish and govern the terms and conditions of Executive’s employment by the Company or any parent or subsidiary as may exist after the Effective Date, as determined by the Board of Directors of the Company (the “Board”) in its reasonable sole discretion (the Company, together with each such subsidiary and/or parent, the “Company Group”).

NOW THEREFORE, in consideration of the promises and mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the parties hereto agree as follows:

1.           Employment.  Subject to the approval of the Board of Directors of the Company, the Company agrees to employ Executive and Executive agrees to be employed by the Company from the Effective Date until the termination of Executive’s employment hereunder pursuant to Section 4, on the terms specified in this Agreement.  The period from the Effective Date through the date of Executive’s termination of employment shall be referred to as the “Employment Period.”

2.           Position and Duties.  During the Employment Period, Executive shall serve as the Executive Vice President - General Counsel of the Company or such other entity within the Company Group as determined by the Board in its reasonable sole discretion to the extent the Company elects to conduct its operations through the Company Group.  Executive shall at all times report to the Company’s Chief Executive Officer, and Executive shall exercise such powers and comply with and perform, faithfully and to the best of Executive’s ability, such directions and duties in relation to the business and affairs of the Company Group, consistent with Executive’s position, as may from time to time be vested in or requested of him.  During the Employment Period, Executive shall devote Executive’s full business time and attention to the business and affairs of the Company Group, and shall not, without the prior written consent of the Board, accept other employment or perform other services for compensation; provided, however, that Executive may engage in educational, charitable, political, professional and civic activities or serve as an executor, trustee or in another similar fiduciary capacity, as long as such activities do not, individually or in the aggregate, interfere with Executive’s obligations hereunder.

3.           Compensation and Benefits.

(a)         Base Salary.  Executive’s base salary for the Employment Period initially shall be Three Hundred Thousand Dollars ($300,000) per annum (the “Base Salary”), which shall be payable by the Company in regular installments in accordance with the Company’s payroll practices in effect from time to time.  The Base Salary may be subject to increase periodically, as determined by the Board in its reasonable sole discretion; provided, that the Board shall consider any such increase at least annually.  For any partial calendar year in the Employment Period, the Base Salary shall be prorated to reflect the period of time in such calendar year for which Executive is actually employed by the Company Group pursuant to this Agreement.

(b)         Annual Bonus.  In addition to the Base Salary, for each calendar year completed during the Employment Period, Executive shall be eligible to receive an annual incentive bonus (the “Annual Bonus”), as determined by the Board in its reasonable sole discretion.  The target amount of the Annual Bonus for each year during the Employment Period shall be thirty percent (30%) of the Base Salary in effect for such calendar year (or based on a weighted average of the Base Salary if it is adjusted within a calendar year) in the event that all applicable criteria for achieving the Annual Bonus have been satisfied.  The applicable criteria for achieving an Annual Bonus for a particular calendar year or portion thereof during the Employment Period shall be set by the Board in its sole discretion, and shall be set forth in a reasonably detailed plan established by the Board for such calendar year or portion thereof, which plan may include such financial and other performance targets and management goals and objectives as the Board may determine in its sole discretion.  For any partial calendar year in the Employment Period, the Annual Bonus shall be prorated to reflect the period of time in such calendar year for which Executive is actually employed by the Company Group pursuant to this Agreement; provided that, except as set forth in Section 4(b)(ii), in order to receive the Annual Bonus, Executive must be continuously employed by the Company Group through the date that the Annual Bonus is paid.  Any Annual Bonus hereunder shall be paid not later than March 15 of the calendar year following the calendar year to which such Annual Bonus relates.

(c)          Equity Award. Subject to the approval of the Board, on the first day of trading on NASDAQ after the closing of the transactions contemplated by the Agreement and Plan of Merger dated as October 16, 2020 by and among the Company, Helix Technologies, Inc. and the other parties thereto, Executive will be granted equity interests in the Company comprised of restricted stock units and nonqualified stock options, which when issued will represent the currently estimated equivalent of approximately 1.52% of the total issued and outstanding equity in the Company. The equity will be comprised of 100,000 Restricted Stock Units and 385,000 Non-Qualified Options to purchase common stock of the Company. The stock option will have a per share exercise price equal to the fair market value of the common stock as determined under the Equity Plan (as defined below) and will vest as follows: (i) twenty-five percent (25%) shall vest on the one (1)-year anniversary of the Effective Date and (ii) seventy-five percent (75%) shall vest in equal monthly installments thereafter through the four (4)-year anniversary of the Effective Date, subject to Executive’s continued employment on each applicable vesting date.  The restricted stock units will vest in equal annual installments of 25% on each anniversary of the Effective Date, subject to Executive’s continued employment on each applicable vesting date. The grants will be subject to the terms of the Company’s 2021 Equity Incentive Plan (the “Equity Plan”), and the terms of its standard form grant agreements, and Executive’s signature of those agreements is a condition to the grants.

(d)          Employee Benefits.  Executive shall be eligible to participate in all of the Company Group’s employee benefit plans and programs for which senior executive employees of the Company Group are generally eligible, as in effect from time to time; provided, that Executive shall not be entitled to participate in any equity or severance program, plan or policy of the Company Group other than as specifically set forth herein.  Nothing in this Agreement will preclude the Company Group from changing, altering or terminating any of the plans or programs for which employees of the Company Group are eligible, in whole or in part, in the Company’s sole discretion.

(e)          Paid Time Off.  Executive will be entitled to paid vacation days in accordance with the Company’s paid time off policies as may be in effect from time to time. The Company currently has an unlimited paid time off policy and encourages employees to schedule vacations with due regard to the business needs of the Company; provided, however, that such policy is in all respects subject to statutory leave laws.  For the avoidance of doubt, (i) there is no accrual of vacation time, (ii) there is no rollover of unused vacation days and (iii) there is no payout of vacation upon the termination of employment for any reason.

(f)          Expense Reimbursement.  During the Employment Period, and subject to Section 22(c), the Company shall reimburse Executive for all reasonable and necessary travel, entertainment and similar business expenses incurred by Executive in the course of performing Executive’s duties and responsibilities under this Agreement which are consistent with the Company Group’s policies in effect from time to time, subject to the Company Group’s requirements with respect to reporting and documentation of such expenses.

(g)          Tax Matters. All forms of compensation referred to in this Agreement are subject to reduction to reflect applicable tax withholdings and other deductions to the extent required by law.

4.           Notice of Termination; Company’s Obligations Upon Cessation of Employment Period.

(a)          Notice of Termination.  Subject to the terms of this Agreement, the Employment Period, and accordingly Executive’s employment with the Company Group, may be terminated by either party at any time and for any or no reason.  Any termination of employment by the Company Group or by Executive shall be communicated by a written notice to the other party indicating the specific termination provision in this Agreement relied upon.

(b)          Company Group’s Obligations Upon Cessation of the Employment Period.

(i)         Accrued Benefits.  Upon any termination of the Employment Period, Executive shall be entitled to receive: (A) Base Salary earned for services rendered by Executive through the date of termination, which shall be paid on the next succeeding payroll date; (B) any unpaid expense reimbursement owed to Executive under Section 3(f), which shall be paid within thirty (30) days of the date of termination; and (C) any amount earned, accrued and arising from Executive’s participation in, or benefits accrued under, any Company Group employee benefit plan or program, which amounts shall be payable in accordance with the terms and conditions of such employee benefit plans and programs (collectively, the “Accrued Benefits”).

(ii)        Termination Without Cause or For Good Reason.  If the Employment Period is terminated by the Company Group without Cause or by Executive as a result of a resignation for Good Reason, in addition to the Accrued Benefits, Executive shall be entitled to receive (1) continuation of the Base Salary (as in effect immediately prior to termination of employment) for a period of twelve (12) months following the date of termination (but subject to the immediately following paragraph) in accordance with the payroll schedule in effect at the time; (2) the Annual Bonus for the calendar year immediately preceding the year of termination to the extent earned in full and unpaid as of the effective date of such termination; (3) if Executive timely and properly elects to continue participation in any group medical, dental, vision and/or prescription drug plan benefits to which Executive and/or Executive’s eligible dependents would be entitled under 29 U.S.C. § 1161 et seq. (commonly known as “COBRA”) following the termination of the Employment Period, then Executive shall be entitled to continuation of group health plan benefits for a period of twelve (12) months following the date of termination, with the cost of the regular premium for such benefits shared in the same relative proportion by the Company Group and Executive as in effect on the date of termination until the earliest of (A) the expiration of the twelve (12) month period following the date of termination; (B) the expiration of Executive’s continuation coverage under COBRA; and (C) the date of commencement of any employment or self-employment in which comparable benefits are available to the Executive as a result of such employment or self-employment; and (4) with respect to the  equity awards described in Section 3(c) to the extent then unvested, that portion of such equity awards that would have vested over the twelve month period following the date of termination (25,000 Restricted Stock Units and up to 96,250 Non-Qualified Options) shall be deemed vested as of the date of termination and such Non-Qualified Options, to the extent vested, shall remain exercisable for a period of twelve (12) months from the date of termination; provided, however, that if such termination occurs on, in connection with  or within one year following a Change of Control (as defined in the Equity Plan), the equity awards described above in Section 3(c), to the extent then unvested, shall vest in full as of the date of termination and the vested Non-Qualified Options shall remain exercisable following the Change of Control only if option grants under the Equity Plan generally remain outstanding following the Change of Control pursuant to the applicable transaction documents; provided further,  that, in the case of such a termination in connection with a Change of Control, such additional vesting shall only occur so long as the Change of Control occurs within four months of the date of termination and such additional vestings due to the Change of Control shall be deemed vested on the date of the Change of Control rather than the date of termination (items (1) through (4) collectively, the “Severance Benefits”); provided, however, that the Company Group’s obligation to provide the Severance Benefits to Executive pursuant to this Section 4(b)(ii) shall be conditioned upon Executive’s execution and the irrevocability of a release in a form acceptable to the Company within thirty (30) days after Executive’s last day of employment with the Company Group (the “Release”).  Executive shall not be entitled to any other salary, compensation (including equity that remains unvested after application of this Section 4(b)(ii)) or other benefits after termination of the Employment Period, except as specifically provided for in the Company Group’s employee benefit plans or as otherwise expressly required by applicable law.  Notwithstanding the foregoing, nothing in this Section 4(b)(ii) shall be construed to affect Executive’s right to receive the COBRA continuation entirely at Executive’s own cost to the extent that Executive may continue to be entitled to the COBRA continuation after Executive’s right to cost-sharing under the Severance Benefits ceases.

Any Severance Payments payable pursuant to this Section 4(b)(ii) shall not be paid until the first scheduled payment date following the date the Release is executed and no longer subject to revocation, with the first such payment being in an amount equal to the total amount to which Executive would otherwise have been entitled during the period following the date of termination if such deferral had not been required; provided, however, that any such amounts that constitute nonqualified deferred compensation within the meaning of Internal Revenue Code Section 409A and the regulations and guidance promulgated thereunder (“Section 409A”) shall not be paid until the 60th day following such termination to the extent necessary to avoid adverse tax consequences under Section 409A, and, if such payments are required to be so deferred, the first payment shall be in an amount equal to the total amount to which Executive would otherwise have been entitled during the period following the date of termination if such deferral had not been required; provided further that, if Executive is a “specified employee” within the meaning of Section 409A, any Severance Payments payable to Executive under this Section 4(b)(ii) during the first six months and one day following the date of termination pursuant to this Section 4(b)(ii) that constitute nonqualified deferred compensation within the meaning of Section 409A shall not be paid until the date that is six (6) months and one day following such termination to the extent necessary to avoid adverse tax consequences under Section 409A, and, if such payments are required to be so deferred, the first payment shall be in an amount equal to the total amount to which Executive would otherwise have been entitled to during the period following the date of termination if such deferral had not been required.

(iii)       Termination for Death or Incapacity.  If the Employment Period is terminated for death or Incapacity, in addition to the Accrued Benefits, (1) Executive (or Executive’s estate, if applicable) shall be entitled to receive the Annual Bonus for the year immediately preceding the year of termination to the extent earned in full and unpaid as of the effective date of such termination and (2) all equity awards described above in Section 3(c), to the extent then unvested, shall vest in full as of the date of termination for death or Incapacity and, the Non-Qualified Options, shall remain exercisable for a period of twelve (12) months from the date of termination; provided, however, that, in the case of termination for Incapacity, the Company Group’s obligation to provide the benefits described in clause (2) above shall be conditioned upon Executive’s (or his guardian’s or authorized representative’s) execution of the Release and Executive’s continued compliance with Section 7 of this Agreement.  Executive (or Executive’s estate, as applicable) shall not be entitled to any other salary, compensation or other benefits after termination of the Employment Period, except as specifically provided for in the Company Group’s employee benefit plans or as otherwise expressly required by applicable law.

(iv)      Termination for Cause or Resignation for Other Than Good Reason, or as a Result of Death or Incapacity.  If the Employment Period is terminated by the Company Group for Cause or by Executive upon Executive’s resignation other than resignation for Good Reason, Executive  shall only be entitled to receive the Accrued Benefits, and shall not be entitled to any other salary, compensation or benefits from the Company Group after termination of the Employment Period, except as otherwise specifically provided for under the Company Group’s employee benefit plans or as otherwise expressly required by applicable law.

(v)       No Other Payments.  Except as otherwise expressly provided herein, all of Executive’s rights to salary, bonuses, employee benefits and other compensation hereunder which would have accrued or become payable after the termination of the Employment Period shall cease upon such termination, other than those expressly required under applicable law (such as Executive’s rights under the COBRA).  The Company Group may offset any amounts Executive owes the Company Group against any amounts the Company Group owes Executive hereunder.

(vi)       Limitation.  Notwithstanding any provision of this Agreement, in the event that the Employment Period is terminated, payments described in this Section 4(b) are conditioned on the Company being financially solvent at the time that each such payment becomes due, and further provided that the payment of any such amounts would not cause the Company to become insolvent.  For purposes of this paragraph, the Company shall be considered solvent if the Company is able to pay its debts as they become due.

(e)          Cause.  For purposes of this Agreement, “Cause” shall mean with respect to Executive one or more of the following: (i) Executive’s conviction for/of, or plea of nolo contendere to, a felony or of any crime involving moral turpitude, dishonesty or fraud that, in the reasonable opinion of the Company, renders Executive’s continued employment damaging or detrimental to the Company Group or potentially damaging or detrimental to the Company Group; (ii) any act or omission by Executive that the Board determines causes or could reasonably be expected to cause, material injury, monetarily or otherwise, to the Company Group; (iii) Executive’s failure to perform the material duties of Executive’s position beyond thirty (30) days after a written demand for substantial performance is delivered to Executive by the Company; (iv) Executive’s breach of fiduciary duty or duty of loyalty to the Company Group; (v) Executive’s material failure to observe and comply with any of the Company Group’s rules, policies and/or procedures, including the Company Group’s policies prohibiting discrimination, harassment or retaliation, in the Company’s reasonable sole discretion; (vi) Executive’s commission of willful misconduct, fraud, misappropriation, embezzlement or theft; or (vii) Executive’s breach of Section 5 through Section 7.

(f)          Good Reason.  For purposes of this Agreement, “Good Reason” shall mean if Executive resigns from employment with the Company Group because the Company: (i) reduces the amount of the Base Salary or the Annual Bonus target (other than in connection with an across-the-board reduction for similarly-situated executive employees of the Company Group or, in the case of Annual Bonus, with an equivalent increase in Base Salary) or breaches its material obligations under this Agreement; (ii) materially reduces Executive’s authority, duties or responsibilities or assigns Executive to report into someone other than the Company’s Chief Executive Officer, Chief Strategy Officer or Executive Chairman (it being understood that no longer serving as the Executive Vice President - General Counsel due to the business needs of the Company shall not constitute Good Reason and that the transition to a different member of the Company Group shall not be deemed Good Reason) or (iii) changes Executive’s principal place of employment more than thirty-five (35) miles from the Company’s headquarters as of the Effective Date; provided, however, that notice of Executive’s resignation for Good Reason must be delivered in writing to the Company within thirty (30) days after the occurrence of any such event, and such event must remain uncured by the Company during the thirty (30) days immediately following such notice, in order for Executive’s resignation with Good Reason to be effective hereunder and Executive shall actually resign within 30 days after the expiration of the cure period.

(c)         Incapacity.  For purposes of this Agreement, “Incapacity” shall be deemed to occur if the Board, in its good faith judgment, determines that Executive is mentally or physically disabled or incapacitated such that Executive cannot perform Executive’s duties and responsibilities under this Agreement and, within thirty (30) days of receipt of the Board’s good faith determination, either (i) Executive fails to undertake a physical and/or mental examination by a physician reasonably acceptable to the Board or (ii) after Executive undertakes a physical and/or mental examination by a physician reasonably acceptable to the Board, such physician fails to certify to the Board that Executive is physically and mentally able and capable of performing Executive’s duties and responsibilities under this Agreement.  Notwithstanding the foregoing, the Company Group shall be required to comply at all times with applicable laws relating to medical leaves of absence and accommodation of individuals with disabilities.

(d)         Condition for Continuation.  If, after the termination of the Employment Period, Executive breaches any provision of Section 5 through Section 7, the Company Group (i) shall no longer be obligated to make any payments or provide any other benefits pursuant to this Section 4, and (ii) shall be entitled to reimbursement of any Severance Payments made to Executive pursuant to Section 4(b)(ii).

(e)          Return of Company Group Materials.  Either at termination or upon the Company’s request, both during and after the Employment Period, Executive will promptly return to the Company or destroy (with destruction to be certified by Executive) all Company Group materials that came into Executive’s possession (and any copies thereof, in any form or media), custody or control in connection with Executive’s employment with the Company Group.  As used in this Agreement, the term “materials” includes all documents, notes, computer and physical files, records of Inventions, keys and key cards, access codes, manuals, customer lists, phones, computers, tablets, credit cards, tapes, disks and other electronic, optical, magnetic or other computer-readable media, and all other Company Group property in Executive’s possession or control (whether or not it contains, refers to or was derived from Confidential Information).  Executive agrees that any information, files, email, social media accounts, or other items relating to completion of Executive’s duties for the Company Group completed away from the physical offices of the Company, whether stored on a computer that is the property of the Company Group or not, or which is stored on other electronic media storage, or otherwise in physical or electronic format, including passwords or access codes to such items, are the property of the Company Group and subject to the provisions of this Agreement.  The foregoing shall not limit Executive’s entitlement to retain documents reasonably related to Executive’s equity interest in the Company and received or generated by Executive in such capacity.

5.           Confidential Information.

(a)         Definition.  For purposes of this Agreement, “Confidential Information” means all trade secrets, proprietary information and confidential information belonging to the Company Group not generally known to the public, whether accessed prior to or during Executive’s employment with the Company Group, including information concerning business plans, financial information, operating practices and methods, technical information, knowledge, methodologies, computer programs, work processes, research and development, expansion plans, strategic plans, marketing plans, contracts, customer/supplier/licensor lists, personal information such as organizational charts, employee and contractor lists, skill sets, and personnel files, information provided to the Company Group by third parties that the Company Group has agreed to keep confidential and other business documents which the Company Group treats as confidential, in any format whatsoever (including oral, written, electronic or any other form or medium).

(b)         Obligation.  During the Employment Period and at all times thereafter, unless authorized in writing by the Company (or, with respect to clauses (ii) and (iii), if in Executive’s proper performance of Executive’s job duties and responsibilities during the Employment Period), Executive will not:

(i)         use for Executive’s benefit or advantage the Confidential Information;

(ii)        use the Confidential Information for the benefit of any third party;

(iii)       disclose or cause to be disclosed the Confidential Information, or authorize or permit disclosure of the Confidential Information, to any third party; or

(iv)       use the Confidential Information in any way which would be detrimental to the Company Group.

(c)          Defend Trade Secrets Act Notice.  The Defend Trade Secrets Act of 2016 provides that:

(i)         An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret under the Act that: (A) is made – (i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal; and

(ii)        An individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual: (A) files any document containing the trade secret under seal; and (B) does not disclose the trade secret, except pursuant to court order.

6.            Inventions.

(a)        Disclosure.  Executive shall promptly and fully disclose to the Company, with all necessary detail, all developments, know-how, discoveries, inventions, modifications, improvements, concepts, ideas, formulae, processes, methods, techniques, designs, developments, software, trade secrets, works of authorship (whether patentable, copyrightable or otherwise) made, created, discovered, invented, received, conceived, reduced to practice, acquired or written by Executive (whether or not at the request or upon the suggestion of the Company), solely or jointly with others, (i) during the period of Executive’s employment with the Company Group that relate to any line of business, activities or fields of interest or investigation with respect to which Executive renders services to the Company Group or in which the Company Group is engaged during the time that Executive renders services to the Company Group; or (ii) that are otherwise made through the use of the Company Group’s time, facilities or properties (the foregoing being hereinafter referred to collectively as the “Inventions”).  To the extent that any such Inventions qualify under applicable law as “works made for hire,” Executive and the Company hereby agree that such Inventions shall in fact be works made for hire.  Executive agrees to waive, and hereby waives, all moral rights which Executive may have in or to any Inventions and, to the extent that such rights may not be waived, Executive agrees not to assert such rights against the Company Group or its successors, assigns, and licensees.

(b)         Assignment and Transfer.  To the extent not already owned by the Company Group (such as in the case of a work made for hire), Executive hereby assigns and transfers to the Company, and to the extent any such assignment and transfer cannot be made at present, agrees to assign, all of Executive’s right, title and interest in and to each of the Inventions.  Executive further agrees to deliver to the Company any and all drawings, notes, notebooks, research materials, specifications, data and other materials and documents relating to each of the Inventions, and to sign, acknowledge and deliver all such further papers, including applications for and assignments of intellectual property, including patents and copyrights, and all renewals thereof, as may be necessary to obtain, register, formalize, or perfect intellectual property, including patents and copyrights, for any and all of the Inventions in any and all countries and to vest title thereto in the Company and its respective successors and assigns, and to otherwise protect the Company Group’s interests therein.  Executive will, during and after the Employment Period, at the request and cost of the Company, promptly sign, execute, make, and do all such deeds, documents, acts and things as the Company and its duly authorized agents may reasonably require relating to any judicial, opposition or other proceedings or petitions or applications relating to the Inventions.

(c)          Power of Attorney.  If the Company is unable, after reasonable effort, to secure the signature of Executive on any application or registration relating to intellectual property, including for patent, copyright, trademark or other analogous registration, or other documents regarding any legal protection or defense relating to an Invention, whether because of Executive’s physical or mental incapacity or for any other reason whatsoever, Executive hereby irrevocably designates and appoints Company’s legal counsel as Executive’s agent and attorney-in-fact, to act for and in Executive’s behalf and stead to execute and file any such application, registration, or other documents and to do all other lawfully permitted acts to further the prosecution and issuance of patents, the registration of copyrights and trademarks, and any other legal protection or defense with respect to an Invention with the same legal force and effect as if executed by Executive.

(d)          Records.  Executive agrees that, in connection with any research, development or other services performed for the Company Group, Executive will maintain careful, adequate and contemporaneous written records of all Inventions, which records shall be the property of the Company Group.  Executive shall hold for the benefit of the Company Group all documentation, disks, programs, data, records, drawings, manuals, reports, sketches, blueprints, letters, notes, notebooks and all other writings, electronic data, graphics and tangible information and materials relating to the Company Group or the Company Group’s business that are in the possession or under the control of Executive.

(e)          License.  If during the period of Executive’s employment or other service with the Company Group or during the six (6)-month period next succeeding the termination of such employment or other service, Executive incorporates into any Invention, any proprietary information or material owned by Executive or in which Executive has an interest, Executive hereby grants, and to the extent any such grant cannot be made at the present, Executive agrees to grant to the Company, a non-exclusive, royalty-free, irrevocable, perpetual, transferable worldwide license, with the right to sublicense, to make, use, refrain from using, sell, offer for sale, import, modify, delete, add to, reproduce, create derivative works based upon, distribute, perform, display or exploit in any way, such proprietary information or material, in whole or in part, by any means, now known or later developed, in all languages, as part of or in connection with any such Inventions.

7.           Non-Competition; Non-Solicitation.

(a)        Non-Competition.  During the Employment Period and for the twelve  (12) month period following the termination of the Employment Period (the “Restricted Period”), Executive shall not, directly or indirectly, anywhere within North America, whether as owner, consultant, employee, partner, venturer, agent, through stock ownership, investment of capital, lending of money or property, rendering of services, or otherwise, with or without compensation, engage or participate in any company or business that is engaged in any business in which the Company Group is engaged or is developing while Executive is employed by the Company Group, including the research, development, marketing and commercialization of healthcare and wellness business intelligence solutions; provided, that nothing herein shall prevent Executive from acquiring, solely as a passive investment and through market purchases, less than five percent (5%) in the aggregate of the outstanding publicly-traded equity securities of any entity that is registered under Section 12(b) or 12(g) of the Securities Exchange Act of 1934, as amended, so long as Executive is not part of any control group of such entity.

(b)          Non-Solicitation.  During the Employment Period and the Restricted Period, Executive shall not, directly or indirectly:

(i)          induce or attempt to induce any customer, supplier, licensee, licensor or other business relation of the Company Group to cease doing business with the Company Group;

(ii)       interfere with the relationship between the Company Group and any customer, supplier, licensee, licensor or other business relation of the Company Group (including making any negative or disparaging statements or communications regarding the Company Group); or

(iii)       induce or attempt to induce any person who is, or was at any time within the immediately preceding six (6) months, an employee, contractor or consultant of the Company Group, to leave the employ of the Company Group, terminate a business relationship with the Company Group, or in any way interfere with the relationship between the Company Group and any employee, contractor or consultant thereof, or hire/engage or facilitate the hiring/engagement of any such employee, contractor or consultant of the Company Group; provided, that nothing herein shall prohibit Executive from hiring any such employee, contractor or consultant in the event that such Person shall have responded to a general solicitation for employment/engagement not otherwise aimed or targeted at employees, contractors or consultants of any member of the Company Group.

8.          Reasonable Restrictive Covenants.  Executive agrees that the restrictive covenants contained in Section 5 through Section 7 are necessary and reasonable in terms of time, geography and scope.  If any of the restrictive covenants contained in Section 5 through Section 7 are subsequently determined to be too expansive in terms of time, geography or scope, or otherwise invalid or unenforceable, in whole or in part, such covenants shall not be void or voidable, but shall be deemed to be modified or restricted to the extent and in a manner necessary to render the same valid and enforceable, or shall be deemed excised from this Agreement, as the case may require, and this Agreement shall be construed and enforced to the maximum extent permitted by law as if such provision had been originally incorporated herein as so modified or restricted, or as if such provision had not been originally incorporated herein, as the case may be.  The parties specifically empower a court of competent jurisdiction to reform any restrictive covenant that the court deems unnecessarily broad taking into account Company Group’s protectable interests.  Executive further acknowledges that Executive can obtain suitable employment otherwise than in violation of the restrictive covenants contained in Section 5 through Section 7 and that, accordingly, the enforcement of these restrictive covenants will not prevent Executive from earning a livelihood or otherwise cause Executive undue hardship.

9.           Remedies.

(a)          Equitable Relief; Fees and Expenses.  Executive acknowledges that Executive’s compliance with the restrictions set forth in Section 5 through Section 7 is necessary to protect the goodwill, customer relations, trade secrets, confidential information and other proprietary and legitimate business interests of the Company Group.  Executive acknowledges that any breach of Section 5 through Section 7 will result in irreparable and continuing damage to the Company Group’s business for which there will be no adequate remedy at law and Executive agrees that, in the event of any such breach or threatened breach of Section 5 through Section 7, the Company Group and its successors and assigns shall be entitled to seek injunctive relief and to such other and further relief as may be available at law or in equity.  Accordingly, Executive expressly agrees that upon any breach, or threatened breach, of the terms of this Agreement, the Company Group shall be entitled as a matter of right, in any court of competent jurisdiction in equity or otherwise to enforce the specific performance of Executive’s obligations under this Agreement, to obtain temporary and permanent injunctive relief without the necessity of proving actual damage to the Company Group or the inadequacy of a legal remedy.  In addition, in the event a Court orders the Company Group to post a bond in order to obtain such injunctive relief for a claim under this Agreement, Executive agrees that the Company Group will be required to post only a nominal bond.  The rights conferred upon the Company Group in this paragraph shall not be exclusive of any other rights or remedies that the Company Group may have at law, in equity or otherwise.  Executive acknowledges that any claim or cause of action of Executive against the Company Group shall not constitute a defense to the enforcement by the Company Group of the terms of this Agreement.  In the event the Company Group obtains any such injunction, order, decree or other relief, in law or in equity, Executive shall be responsible for reimbursing the Company Group for all costs associated with obtaining the relief, including reasonable attorneys’ fees and expenses and costs of suit.

(b)         Tolling.  In the event that Executive violates any of the covenants contained in Section 7 and the Company Group commences legal action for injunctive or other relief, then if it prevails after the injunction hearing, the Company shall have the benefit of the full period of the covenants such that the covenants shall have the duration of six (6) months computed from the date Executive ceased violation of the covenants, either by order of the Court or otherwise.

10.       Executive’s Representations and Warranties.  Executive hereby represents and warrants to the Company that: (a) the execution, delivery and performance of this Agreement by Executive do not and shall not conflict with, breach, violate or cause a default under any contract, agreement, instrument, order, judgment or decree to which Executive is a party or by which Executive is bound; (b) except as was disclosed in writing by Executive to the Company prior to the Effective Date, Executive is not a party to or bound by any employment agreement, noncompete agreement or confidentiality agreement with any other person or entity; (c) upon the execution and delivery of this Agreement by the Company, this Agreement shall be the valid and binding obligation of Executive, enforceable in accordance with its terms; and (d) Executive is authorized to work in the United States without restriction.  Executive hereby acknowledges and represents that Executive has consulted with independent legal counsel regarding Executive’s rights and obligations under this Agreement and that Executive fully understands the terms and conditions contained herein.

11.         Survival.  Section 4 through Section 22, inclusive, shall survive and continue in full force in accordance with their terms notwithstanding the termination of the Employment Period.

12.        Notices.  All notices, authorizations, and requests in connection with this Agreement must be in writing and will be deemed given: (a) on the day they are hand delivered directly to the individual designated by the receiving party as set forth below; (b) on the day receipt is confirmed by a nationally-recognized express courier (postage prepaid, signature required) or the United States Post Office (postage prepaid, certified mail receipt requested); or (c) on the day of transmittal if sent by .pdf electronic format via electronic mail provided that the recipient confirms such receipt within one business day thereafter (and receiving party shall use its commercially reasonable efforts to confirm such receipt).  In each case, any notice must be addressed to the receiving party as follows (or, in either such case, to such other address as specified upon proper notice):

Notices to Executive:
Edward Spaniel, Jr.
[***]
[***]
[***]

Notices to the Company Group (or any member thereof):
Attn: Chief Executive Officer
Forian Inc. 41 University Dr.
Suite 400
Newton, PA 18940
dbarton@forian.com

13.        Severability.  Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement or any action in any other jurisdiction, but this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

14.        Complete Agreement.  This Agreement together with the documents expressly referred to herein embody the complete agreement and understanding among the parties and supersede and preempt any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way.

15.         Construction.  The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any party.  When used in this Agreement, the words “include” and “including” and their syntactical variants shall be deemed to be followed by the words “without limitation.”

16.        Counterparts.  This Agreement may be executed in separate counterparts (including by means of telecopied signature pages or electronic transmission in portable document format (pdf)), each of which is deemed to be an original and all of which taken together constitute one and the same agreement.

17.        Successors and Assigns.  This Agreement, including the terms in Section 5 through Section 7, shall inure to the benefit of, and be binding upon, the heirs, executors, administrators, successors and assigns of the respective parties hereto, but in no event may Executive assign or delegate Executive’s rights, duties or obligations under this Agreement (and any attempt to do so is null and void).  Executive further hereby consents and agrees that the Company may assign this Agreement (including Section 5 through Section 7) and any of the rights or obligations hereunder to any member of the Company Group or to any third party in connection with the sale, merger, consolidation, reorganization, liquidation or transfer, in whole or in part, of the Company’s control and/or ownership of its assets or business.  In such event, Executive agrees to continue to be bound by the terms of this Agreement.

18.         Governing Law and Venue.  This Agreement shall be construed and enforced under the substantive laws of the Commonwealth of Pennsylvania, without reference to its conflict of laws principles.  The parties agree that in any action under this Agreement, including, but not limited to, any action to challenge or to enforce any provision in this Agreement, the federal and/or state courts in the Commonwealth of Pennsylvania shall be designated as the exclusive venue.  Executive expressly agrees that such courts shall be the sole proper venue and forum for the hearing of any such case, agrees that such courts shall have personal jurisdiction over Executive, and consents to the exercise of such personal jurisdiction over Executive.  Executive further expressly and irrevocably waives any objection to the personal jurisdiction or venue of such courts.

19.         Amendment and Waiver.  The provisions of this Agreement may be amended or waived only with the prior written consent of the Company and Executive, and no course of conduct or course of dealing or failure or delay by any party hereto in enforcing or exercising any of the provisions of this Agreement (including the Company’s right to terminate the Employment Period with or without Cause) shall affect the validity, binding effect or enforceability of this Agreement or be deemed to be an implied waiver of any provision of this Agreement.

20.        Waiver of Jury Trial.  AS A SPECIFICALLY BARGAINED FOR INDUCEMENT FOR EACH OF THE PARTIES HERETO TO ENTER INTO THIS AGREEMENT (AFTER HAVING THE OPPORTUNITY TO CONSULT WITH COUNSEL), EACH PARTY HERETO EXPRESSLY WAIVES THE RIGHT TO TRIAL BY JURY IN ANY LAWSUIT OR PROCEEDING RELATING TO OR ARISING IN ANY WAY FROM THIS AGREEMENT OR THE MATTERS CONTEMPLATED HEREBY.

21.        Executive’s Cooperation.  During the Employment Period and thereafter, Executive shall reasonably cooperate with the Company Group in any internal investigation or administrative, regulatory or judicial proceeding as reasonably requested by the Company (including Executive’s being reasonably available to the Company Group upon reasonable notice for interviews and factual investigations, appearing at the Company Group’s reasonable request to give testimony without requiring service of a subpoena or other legal process, volunteering to the Company Group all pertinent information and turning over to the Company all relevant documents which are or may come into Executive’s possession, all at times and on schedules that are reasonably consistent with Executive’s other permitted activities and commitments) at reasonable times.  In the event the Company Group requires Executive’s cooperation in accordance with this Section 21, the Company shall reimburse Executive solely for reasonable travel expenses (including lodging and meals, upon submission of receipts).  Nothing about the foregoing shall preclude Executive from testifying truthfully in any forum or from providing truthful information to any government agency or commission.

22.         409A Compliance.

(a)          Intent of Parties.  The intent of the parties is that payments and benefits under this Agreement comply with or be exempt from Section 409A and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted consistent with such intent.  In no event shall the Company Group or its affiliates be liable for any additional tax, interest or penalty that may be imposed on Executive under Section 409A or damages for failing to comply with Section 409A.

(b)          Separation from Service.  A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Section 409A and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment” or like terms shall mean “separation from service.”

(c)          Reimbursement of Expenses.  To the extent that reimbursements or other in-kind benefits under this Agreement constitute “nonqualified deferred compensation” for purposes of Section 409A, (i) all such expenses or other reimbursements hereunder shall be made on or prior to the last day of the taxable year following the taxable year in which such expenses were incurred by Executive, (ii) any such right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, and (iii) no such reimbursement, expenses eligible for reimbursement, or in-kind benefits provided in any taxable year shall in any way affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year.

(d)          Installments.  For purposes of Section 409A, Executive’s right to receive any installment payments pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments.

(e)          Offset.  Notwithstanding any other provision of this Agreement to the contrary, in no event shall any payment under this Agreement that constitutes “nonqualified deferred compensation” for purposes of Section 409A be subject to offset by any other amount unless otherwise permitted by Section 409A.

23.        Work Authorization; Background Check.  Executive’s employment is conditioned on his delivery to the Company of legally required proof of his identity and authorization to work in the United States and completion of background and reference checks, the results of which are satisfactory to the Company.

[Signatures on Following Page]

IN WITNESS WHEREOF, the parties hereto have executed this Employment Agreement as of the Effective Date.

FORIAN Inc.

By:	/s/ Daniel Barton
Name: Daniel Barton
Title: Chief Executive Officer

/s/ Edward Spaniel, Jr.
EDWARD SPANIEL, JR.